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                                                                    EXHIBIT 15.1

HSBC Holdings plc
London, England

Re: Amendment No. 3 to the Registration Statement on Form F-4 of HSBC Holdings plc, dated February 24, 2003

     With respect to the subject registration statement, as amended, we acknowledge our awareness of the incorporation by reference of our report dated August 5, 2002 related to our review of HSBC Holdings plc's (the "Company") interim financial information included in the Company's Interim Report on Form 6-K for the period ended June 30, 2002.

     Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                                  /s/ KPMG AUDIT PLC

London, England
February 24, 2003